UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2012

Team Nation Holdings, Corp.
 (Exact name of registrant as specified in its charter)

Nevada	333-144597	26-3876357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Sarasota Courthouse Center, 1990 Main Street, Suite 150, Sarasota, Florida 34236
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (941) 309-5408

Former Name: Team Nation Holdings, Corp.
4667 MacArthur Boulevard, Suite 310, Newport Beach, CA 92660
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

Whereas the completion of the whole assets of Emperial Americas were not placed within the Corporation and the purchase of the controlling preferred shares had not occurred for such assets to be transferred, with the determinations made in Item 2.06 below, no assets will be emplaced into the Registrant Corporation.

Item 2.06 Material Impairment to Securities

On January 5, 2012, the Corporation had entered into a material agreement with Victory Partners, LLC, for the purchase of controlling interest through the purchase of four sets of Series A Preferred Shares by Victory Partners, LLC. In a private sale, the four main holders of 60 Series A Preferred Shares, as well as one billion common shares from the same four main holders. It has been determined that there exists a DTCC applied “chill” on the common stock of the Company  making such new securities for deposit and trading being designated trade for trade, due to previous occurrences outside the control of the acquiring Company. Such “chill” was emplaced by DTCC in September, 2012. Management and counsel for Emperial Americas, as well as the transfer agent and consultants were employed in an effort to “remove” the “chill” from the common shares by DTCC (The Depository Trust and Clearing Corporation). The reasons for the “Chill” has not been clearly made in any formal manner to any of the enquiring representatives. Full cooperation was rendered to DTCC in the due diligence they requested for documents in regard to the share issuances which had been made under the former management. DTCC required the cooperation of a DTCC participant, who was the clearing firm for the stock at issue. When numerous requests were made formally to the Participant clearing firm involved, by management, transfer agent, and even DTCC itself to get such cooperation for information, the Participant refused to cooperate with any party, including specifically to even talk to DTCC about the matter. The Company has now come to an impasse and made the determination that there can be no effective movement of securities, either through issuance actions, corporate actions at FINRA, including name changes, reverse stock splits, inability to raise equity based capital, inability to borrow based on equity, inability to compensate employees, directors or others, to make acquisitions of new assets, to settle debt, or to do other  matters based on equity. While this chill does not seem to effect current shares in the market, it has made the Registrant unable to complete the planned business activities.  The situation with such a chill is untenable for business or equity operations as intended. The management has determined that activity in the company will be limited, and that there will be another entity for operational placement of assets, and that the assets of Emperial Americas have not nor will they be placed into this entity.

Management has determined, after numerous consultations, that the strategy for the common shares of the Company, will call for a reorganization of the capital structure and the eligibility through a series of matters to be completed over the next year. Management is measuring the legal recourse, if any, which may lay against the former management, however the chill seems to be related to receivers of such shares, and not to the Corporation or any action by the former management.

Emperial Americas and Victory Partners will determine and make such actions over the next three months. Continued reporting as a Reporting Act Company, may be delayed, but is being pursued at the present time. The determination of SEC defined “Shell” status will be examined by outside counsel in the next two months.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

As set forth in Item 2.01, the Registrant’s common shares received a “chill” by the DTCC in September 2012, and management has determined that such chill will not be able to be lifted at the current time due to non-cooperation of a Participant of the DTCC system with requests by numerous parties. DTCC will not remove the chill without such cooperation of the Participant. Continued DTC eligibility was essential for the implementation of the acquisition of assets and the business plan of Emperial Americas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2012

Emperial Americas, Inc.
Formerly Known as Team Nation Holdings, Corp.

By:/s/ Alonzo Pierce
Alonzo Pierce
President and Chief Executive Officer